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                                   82 Devonshire Street
                                   Boston, Massachusetts 02109

     FIDELITY MANAGEMENT TRUST COMPANY

                            NOTICE TO PARTICIPANTS
                            IN THE FOLLOWING PLANS

     The Conic Corporation Deferred Income Retirement Plan, The Frequency Sources, Inc. 401(k) Retirement Savings Plan, The K&F Industries Savings Plan, The Loral/Rolm Mil-Spec Corp. Retirement Income Savings Plan, The Loral Aerospace Savings Plan, The Loral Corporation Deferred Income Savings Plan, The Loral Defense Systems Retirement Savings Plan, The Loral Defense Systems Savings and Investment Plan, The Loral Electro-Optical Systems, Inc. 401(k) Matching Contribution Plan, The Loral Fairchild Corp. Savings Plan, The Loral Federal Systems Deferred Income Retirement Plan, The Loral Infrared & Imaging Systems, Inc. Savings Plan, The Loral Librascope Retirement Savings Plan, The Loral Vought Systems Corporation Capitol Accumulation Plan, The Narda Microwave Supplemental Retirement Savings Plan, and The Narda-Western Operations 401(k) Deferred Income Retirement Plan
     (THE "PLANS")

     Dear Plan Participant:

          Enclosed are tender offer materials and a Trustee Direction Form relating to an offer by LAC Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of Lockheed Martin Corporation, to purchase all outstanding shares of Common Stock, par value $.25 per share ("Shares"), of Loral Corporation (the "Company") at $38.00 per share, net to the seller in cash, without interest (the "Offer"). The tender offer materials comprised of the Purchaser's Offer to Purchase, the Letter of Transmittal and the Company's Recommendation Statement, which have been furnished to you, together describe the terms and conditions of the Offer as well as the facts and circumstances surrounding the Offer. SUCH MATERIALS CONTAIN IMPORTANT INFORMATION THAT YOU NEED TO READ IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISION REGARDING THE OFFER.

          In a related transaction, following the consummation of the Offer, the Company will distribute (the "Spin-Off") common stock of Loral Space & Communications Ltd. to the holders of Shares on a record date to be determined by the Board of Directors of the Company. In no event shall the record date occur after acceptance of tendered Shares for payment by the Purchaser. Even if you elect to tender your Shares, you will be considered the holder for purposes of the Spin-Off until the Purchaser accepts these Shares for payment. The Company expects to distribute to shareholders an information statement with respect to the business, operations and management of this new corporation. A copy of the information statement will be sent to you at that time.

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     Background

          Fidelity Management Trust Company ("Fidelity") is the trustee of seven trusts (the "Trusts") established under the Plans. Under the terms of the trust agreements between the Company and Fidelity establishing the Trusts, in the case of a tender offer for any Shares, each participant whose Plan account has an interest in Loral Common Stock under the Trusts has the right to direct the trustee to tender or not tender some or all of the Shares credited to such participant's Plan account invested in Loral Common Stock under the Trusts.

          The Trusts now hold approximately seven and one tenth percent (7.1%) of all the Company's outstanding Shares. The trust agreements require Fidelity to tender the Shares held in the Trusts in accordance with directions received from participants with an interest in Loral Common Stock under the Trusts, and have been or will be amended to require that, with respect to Shares for which no instructions are received, Fidelity tender in accordance with directions received from an independent fiduciary to be appointed by the Company.

     Direction to the Trustee

          Only the Trustee can tender the Shares held by the Trusts. However, participants whose Plan accounts are credited with Shares held in Loral Common Stock under the Trusts have the opportunity to direct Fidelity to tender such Shares pursuant to the Offer.

          PLEASE NOTE THAT UNDER THE TERMS OF THE TRUSTS, FIDELITY IS REQUIRED TO HOLD YOUR INSTRUCTIONS IN CONFIDENCE AND IS NOT PERMITTED TO DISCLOSE THE CONTENTS OF YOUR DIRECTIONS TO THE COMPANY, THE PURCHASER OR ANY EMPLOYEE OR OFFICER THEREOF.

     Instructions

          In order to be assured that your tender instructions to Fidelity will be followed, you must, in accordance with the procedures set forth below, complete, sign, date and return the enclosed Direction Form to Fidelity as soon as possible, BUT IN NO EVENT LATER THAT 12:00 MIDNIGHT, NEW YORK TIME, ON MONDAY, FEBRUARY 5, 1996, UNLESS THE OFFER IS EXTENDED. PLEASE COMPLETE AND RETURN THE DIRECTION FORM EVEN IF YOU DECIDE NOT TO PARTICIPATE IN THE OFFER.

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          You may change, amend or rescind your directions to Fidelity at any time prior to the deadline specified in the preceding paragraph by delivering to Fidelity a new Direction Form. Upon receipt of a timely change, amendment or rescission of a previously delivered Direction Form, any previous instructions will be deemed canceled. Additional Direction Forms and transmittal envelopes can be obtained by telephoning the Loral Savings Plan Service Center at 1-800-354-7125. No facsimile transmittals of the Direction Form will be accepted.

          PLEASE NOTE THAT THE LETTER OF TRANSMITTAL HAS BEEN PROVIDED FOR YOUR INFORMATION ONLY, AND CAN NOT BE USED TO TENDER THE SHARES CREDITED TO YOUR ACCOUNT.

          Please note that on the reverse side of the Direction Form the number of Shares credited to your account (based on your holdings as of Tuesday, January 9, 1996) is indicated to the right of your address. This number of Shares may fluctuate somewhat from January 9, 1996 until February 2, 1996, the date the Trustee will begin the process of tabulating directions, unless the Offer is extended, due to additional employee and employer contributions. Because of this fluctuation, the instructions on the Direction Form refer to the percentage of Shares allocated to your account on February 2, 1996, unless the Offer is extended.

          IF YOUR DIRECTION FORM IS NOT TIMELY RECEIVED BY FIDELITY AT ITS ADDRESS SET FORTH ON THE DIRECTION FORM, THE DECISION TO TENDER OR NOT TO TENDER THE SHARES CREDITED TO YOUR ACCOUNT WILL BE MADE BY AN INDEPENDENT FIDUCIARY TO BE APPOINTED BY THE COMPANY.

          YOUR DIRECTION FORM MUST BE RECEIVED BY FIDELITY AT ITS
     ADDRESS SET FORTH ON THE DIRECTION FORM BY 12:00 MIDNIGHT, NEW YORK TIME, ON MONDAY, FEBRUARY 5, 1996, UNLESS THE OFFER IS EXTENDED.

          BE SURE TO REVIEW ALL OF THE TENDER OFFER MATERIALS BEFORE YOU COMPLETE YOUR DIRECTION FORM. FIDELITY MAKES NO RECOMMENDATION WITH RESPECT TO YOUR DECISION REGARDING THE OFFER. PLEASE REMEMBER TO RETURN YOUR DIRECTION FORM DIRECTLY TO FIDELITY IN THE ENCLOSED ENVELOPE, RATHER THAN TO THE COMPANY OR TO THE PURCHASER.

          If you hold Shares directly, you will receive, under separate cover, tender offer materials directly from the Purchaser, which can be used to tender such Shares directly to the Purchaser. Those tender offer materials may not be used to direct the Trustee to tender or not tender the Shares credited to your account under the Plans. The direction to tender or not tender Shares credited to your account under the Plans may be made only in accordance with the procedure set forth herein.

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          In accordance with the provisions of the Trusts, the proceeds from the sale of Shares in your account will not be distributed to you. Cash proceeds will be invested in the investment option designated for such purposes in the trust agreements (either a pool of guaranteed investment contracts or a money market fund). Shares of Loral Space & Communications Corporation received in connection with the Spin-Off will be retained in the Plan in a unitized stock fund, and your account will be credited with a proportional number of units in that fund. You may change the investment option in which such proceeds are invested by telephoning the Loral Savings Plan Center at 1-800-354-7125 in accordance with the normal procedures for changing investment options.

          If you require additional information concerning the procedure to tender your Shares, please contact the Loral Savings Plan
     Service Center at 1-800-354-7125. If you have any questions about the terms and conditions of the Offer, please contact the manager/dealer for the Offer, Bear Stearns, at 1-800-7216-9849.


                               DIRECTION FORM
BEFORE COMPLETING THIS FORM, READ CAREFULLY THE ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS

In connection with the Offer to Purchase dated January 12, 1996, (the "Offer"), made by LAC Acquisition Corporation, a Wholly Owned Subsidiary of Lockheed Martin Corporation, a copy of which I have received, I hereby instruct Fidelity Management Trust Company (the "Trustee") to tender the shares of Loral Corporation Common Stock held in my account in the Plan before the expiration of the Offer, as follows (check one box and complete):

Box 1  ( )     I direct the Trustee to tender ALL of the shares of Loral
               Corporation held in my account in the Plan, in accordance with the terms of the Offer.

Box 2  ( )     I direct the Trustee to tender        percent (insert a
               percentage less than 100%) of the shares of Loral
               Corporation held in my account in the Plan, in accordance with the terms of the Offer, and not to tender the remainder of such shares.

Box 3  ( )     I direct the Trustee NOT to tender any of the shares of
               Loral Corporation held in my account in the Plan, in accordance with the terms of the Offer.

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The Trustee makes no recommendation to any Plan participant as to whether to tender or not. Your instructions to the Trustee will be kept confidential, and will not be disclosed to anyone at Loral Corporation or Lockheed Martin Corporation.

PLEASE NOTE THAT IF YOU DO NOT SEND IN YOUR FORM, OR IF IT IS NOT RECEIVED BEFORE 12:00 MIDNIGHT NEW YORK TIME ON FEBRUARY 5, 1996, THE DECISION TO TENDER YOUR SHARES OR NOT TO TENDER YOUR SHARES WILL BE MADE BY AN INDEPENDENT FIDUCIARY APPOINTED BY LORAL CORPORATION.

YOUR FORM MUST BE RECEIVED BEFORE 12:00 MIDNIGHT NEW YORK TIME AT P.O. BOX 9124, HINGHAM, MA 02043 ON FEBRUARY 5, 1996 IN ORDER TO BE EFFECTIVE.


                                               Date


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